Exhibit 99.5

ACCO Brands Corporation

Supplemental Net Sales Growth Analysis

(Unaudited)

	Percent Change – Sales
	Adjusted Net Sales Growth	Currency Translation	Exited/ Divested Businesses	Comparable Sales Growth	Price	Volume
Q1 2008:
ACCO Brands Americas	(11.6)%	2.0%	(1.5)%	(12.1)%	2.0%	(14.1)%
ACCO Brands International	3.6%	10.0%	(2.3)%	(4.1)%	2.1%	(6.2)%
Computer Products	(3.2)%	5.4%	(0.4)%	(8.2)%	(0.2)%	(8.0)%
Total	(5.3)%	5.2%	(1.6)%	(8.9)%	1.8%	(10.7)%

Q2 2008:
ACCO Brands Americas	(14.4)%	1.3%	(1.4)%	(14.3)%	2.4%	(16.7)%
ACCO Brands International	6.7%	10.2%	(1.6)%	(1.9)%	1.2%	(3.1)%
Computer Products	2.8%	5.1%	—%	(2.3)%	2.1%	(4.4)%
Total	(5.7)%	4.5%	(1.3)%	(8.9)%	2.0%	(10.9)%

Q3 2008:
ACCO Brands Americas	(16.2)%	0.4%	(1.3)%	(15.3)%	1.4%	(16.7)%
ACCO Brands International	(6.6)%	3.0%	(1.6)%	(8.0)%	2.9%	(10.9)%
Computer Products	(7.0)%	2.3%	(0.2)%	(9.1)%	1.7%	(10.8)%
Total	(12.1)%	1.4%	(1.2)%	(12.3)%	1.9%	(14.2)%